FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Stock Repurchase Program

MIDLOTHIAN, IL – May 23, 2014 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced today that its Board of Directors has adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 56,267 shares of its common stock, or approximately 2.4% of the current outstanding shares.

Although federal regulations generally prohibit a company from repurchasing its shares of common stock within one year following a mutual-to-stock conversion, there is an exception that permits a company to repurchase shares to fund a restricted stock plan, subject to the receipt of non-objection from the Board of Governors of the Federal Reserve System (the “FRB”).  The Company has received non-objection from the FRB with respect to the repurchase program, which will be used to fund grants of restricted stock under the Company’s 2014 Equity Incentive Plan approved by stockholders on May 21, 2014.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

About AJS Bancorp, Inc.

AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $216.2 million and total deposits of $162.8 million as of March 31, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.